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                                                                   Exhibit 99(a)

                      ADVO EXTENDS STOCKHOLDER RIGHTS PLAN

Windsor, CT -- November 25, 2002 -- ADVO, Inc. (NYSE: AD) announced today its Board of Directors has approved an amendment which extends the expiration date of its Stockholder Protection Rights Plan until February 11, 2013, and updates the plan to reflect current market prices and benchmarks. The Company's Stockholder Rights Plan has been in place for ten years, and would have expired in February 2003. In addition to extending the Rights Plan for another ten years, the amendment updates the exercise price to $165, and adjusts the share ownership required to trigger the Rights to 15%. These adjustments bring the Rights Plan in line with more recent benchmarks. No other material changes were made to the Rights Plan. The amendment is not in response to any known takeover efforts, but is intended to deter abusive takeover tactics to protect shareholder rights and maximize shareholder value.

ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs reach 102 million U.S. households on a weekly and monthly basis. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 120 children. ADVO has 23 mail processing facilities and 50 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.

This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, but are not limited to: changes in customer demand and pricing; the possibility of consolidation throughout the retail sector; the impact of economic and political conditions on retail advertising spending and our distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company will repurchase in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.



CONTACT:
Chris Hutter
Vice President, Investor Relations
ADVO, Inc.
(860) 285-6424